Exhibit 99.1

FBR & Co. Announces Self Tender Offer to Purchase up to Four Million Shares

Arlington, Virginia — May 8, 2012 — FBR & Co. (Nasdaq:  FBRC) today announced that it intends to commence a modified “Dutch auction” tender offer to purchase up to four million shares, or about 7%, of its outstanding common stock, at a price of not less than $2.75 and not more than $3.00 per share.

A modified “Dutch auction” tender offer allows stockholders to indicate how many shares and at what price(s) they wish to tender their shares within the specified price range.  Based on the number of shares tendered and the prices specified by the tendering stockholders, FBR will determine the lowest price per share within the range that will allow FBR to purchase up to four million shares of its common stock, or a lower amount depending on the number of shares properly tendered and not properly withdrawn.  Stockholders whose shares are purchased in the offer will receive the determined purchase price per share in cash, without interest, after the expiration of the offer period, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders.  All shares tendered at prices higher than the purchase price will not be purchased and will be promptly returned to stockholders.  The offer to purchase will not be conditioned upon any minimum number of shares being tendered; however, the tender offer will be subject to a number of other terms and conditions.  Specific instructions and an explanation of the terms and conditions of the tender offer will be contained in the Offer to Purchase and related materials that FBR will file with the Securities and Exchange Commission.  FBR expects to fund the purchase of shares in the tender offer with cash on hand.

FBR has retained FBR Capital Markets & Co. as the dealer manager for the tender offer and D.F. King & Co., Inc. as the information agent.

Copies of the Offer to Purchase and the related Letter of Transmittal will be mailed to holders of FBR & Co. shares upon commencement of the tender offer.  Additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery will be available from FBR at its expense from the information agent, D.F. King & Co., Inc. at (800) 758-5880 — banks and brokerage firms please call (212) 269-5550.  Stockholders should read such Offer to Purchase and related materials carefully when they are available because they will contain important information, including the various terms and conditions of the tender offer.

Questions regarding the tender offer should be directed to D.F. King & Co., Inc. at (800) 758-5880 (Toll-free).

About FBR & Co.

FBR & Co. (Nasdaq:  FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co.  FBR focuses capital and financial expertise on the following industry sectors:  consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom.  FBR Fund Advisers, Inc., a subsidiary of FBR & Co., provides clients with a range of investment choices through The FBR Funds, a family of mutual funds.  FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States and in London.

Certain Information Regarding the Tender Offer

The information in this press release describing FBR & Co.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of FBR & Co.’s common stock in the tender offer.  The tender will be made only pursuant to the Offer to Purchase and the related materials that FBR & Co. will distribute to its stockholders, as they may be amended or supplemented.  Stockholders should read such Offer to Purchase and related materials carefully because they will contain important information, including the various terms and conditions of the tender offer.  Stockholders of FBR & Co. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that FBR is filing with the Securities and Exchange Commission from the Commission’s website at www.sec.gov.  Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, toll free at (800) 758-5880.  Stockholders are urged to carefully read these materials prior to making any decision with re spect to the tender offer.  Stockholders and investors who have questions or need assistance may call D.F. King & Co., Inc., the information agent for the tender offer, toll free at (800) 758-5880.

CONTACT:  FBR & Co.

Investor Contacts:
Bradley J. Wright
703-312-9678
bwright@fbr.com

or

Media Contacts:
Shannon Small
703-469-1190
media@fbr.com